Exhibit 99.1

LandBridge Announces Agreement to Acquire ~37,500 Total Acres in the Delaware Basin

Acreage offers existing cash flows and significant future revenue growth opportunities via high-quality pore space and strategic surface access

Acquisition of acreage across Loving, Reeves, Winkler and Ward counties increases total holdings to ~300,000 surface acres

HOUSTON—October 7, 2025—LandBridge Company LLC (NYSE: LB) (“LandBridge”) today announced that it has entered into an agreement to acquire approximately 37,500 total acres, across Loving, Reeves, Winkler and Ward counties, Texas, from 1918 Ranch & Royalty, LLC (the “Acquisition”), with closing anticipated to occur in the fourth quarter of 2025, subject to customary closing conditions. The acreage to be acquired consists of approximately 22,000 fee surface acres, approximately 3,500 surface acres held pursuant to a long-term management agreement and approximately 12,000 leasehold surface acres.

Upon closing, this transaction will provide LandBridge with immediate access to high-quality pore space adjacent to its large contiguous surface acreage position in Loving County, Texas. This acreage position is expected to support additional water handling infrastructure necessary to handle escalating commercial produced water volumes in the Stateline region of the Delaware Basin, expanding LandBridge’s ability to deliver economic pore space alternatives to a broader customer base. Beyond subsurface assets, the contiguous acreage in northern Reeves County to be acquired in this transaction is well-positioned for alternative energy development due to its proximity to industry demand and current and planned transmission infrastructure, aligning with LandBridge’s commitment to continue optimizing the commercial and strategic value of its acreage position.

“This acquisition not only bolsters LandBridge’s capacity to meet rising demand for high quality pore space but also unlocks new avenues for sustainable surface utilization across our portfolio,” said Jason Long, Chief Executive Officer of LandBridge. “Furthermore, we are proud to partner with both 1918 Ranch & Royalty and Mike Harrison and the Harrison family, which currently operates one of the largest ranching operations in Texas, to continue the long legacy of this great asset.”

Kevin Hunstable and Dylan Stone, executives of 1918 Ranch & Royalty, said, “We are excited to announce this agreement with LandBridge. We believe that we have built a truly unique asset that will further increase LandBridge's high-quality acreage position. We look forward to working with LandBridge to continue creating value and building the business in the months and years ahead.”

About LandBridge

LandBridge owns approximately 277,000 surface acres across Texas and New Mexico, located primarily in the heart of the Delaware sub-region in the Permian Basin, the most active region for oil and gas exploration and development in the United States. LandBridge actively manages its land and resources to support and encourage energy and infrastructure development and other land uses, including digital infrastructure. LandBridge was formed by Five Point Infrastructure LLC, a private equity firm with a track record of investing in and developing energy, environmental water management and sustainable infrastructure companies within the Permian Basin. For more information, please visit: www.landbridgeco.com.

Cautionary Statement Regarding Forward-Looking Statements

This news release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on LandBridge’s beliefs, as well as assumptions made by, and information currently available to, LandBridge, and therefore involve risks and uncertainties that are difficult to predict, including the possibility that the acquisition will not be consummated and that the anticipated water handling infrastructure and alternative energy development would not be realized. Generally, future or conditional verbs such as “will,” “would,” “should,” “could,” or “may” and the words “believe,” “anticipate,” “continue,” “intend,” “expect” and similar expressions identify forward-looking statements. Forward-looking statements include any statements regarding the Acquisition, including the ability of the parties to consummate the Acquisition, the ability to secure regulatory approvals in a timely manner or at all, the expected benefits of the Acquisition, including expected accretion, integration plans, synergies, opportunities and anticipated future performance. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions, many of which are beyond our control.

Forward-looking statements include, but are not limited to, strategies, plans, objectives, expectations, intentions, assumptions, future operations and prospects and other statements that are not historical facts, including our estimated future financial performance. You should not place undue reliance on forward-looking statements. Although LandBridge believes that plans, intentions and expectations reflected in or suggested by any forward-looking statements made herein are reasonable, actual results may vary materially and adversely from those envisaged in this news release due to a number of factors, including those risks more fully discussed in LandBridge's filings with the SEC, including its most recent Annual Report on Form 10-K and any subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. You can access LandBridge’s filings with the SEC through the SEC's website at http://www.sec.gov. Except as required by applicable law, LandBridge undertakes no obligation to update any forward-looking statements or other statements herein for revisions or changes after this communication is made.

Contacts

Scott McNeely
Chief Financial Officer
LandBridge Company LLC
Contact@LandBridgeco.com

Mae Herrington

Director, Investor Relations

LandBridge Company LLC
ir@LandBridgeco.com

Media
Daniel Yunger / Nathaniel Shahan
Kekst CNC
daniel.yunger@kekstcnc.com / nathaniel.shahan@kekstcnc.com